Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS LICENSES OSMOPREP™

TO MAYOLY-SPINDLER IN FRANCE

Tablet Bowel Cleanser Patented In Europe to 2016

RALEIGH, NC, October 4, 2007 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that it has licensed exclusive rights to market OSMOPREP™ (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets in France to Mayoly-Spindler S.A.S of Chatou, France. Under the terms of the agreement, Salix may receive up to $1 million in milestone payments, as well as royalty payments based on product sales. Mayoly-Spindler will join the current mutual recognition process being conducted by Dr. Falk Pharma to obtain Marketing Authorization in Europe.

Commenting on the agreement, Carolyn Logan, President and Chief Executive Officer, Salix, stated, “We are pleased to initiate a relationship with the highly-regarded company, Mayoly-Spindler. In keeping with our strategy, this agreement allows Salix to focus its commercial efforts on the U.S. market and our partner, Mayoly-Spindler, to focus on developing the commercial potential of OSMOPREP in France, its core market.” Speaking on behalf of Mayoly-Spindler, President Jean-Gilles Vernin stated, “We are pleased with the opportunity to work with Salix, a leading U.S. gastroenterology company. The acquisition of this product reinforces our portfolio and confirms our effort to better support the French gastroenterology community. We anticipate marketing approval for the product in the first half of 2009.”

OSMOPREP™ Tablets were granted Marketing Authorization in the United Kingdom in December 2006, where it is indicated for cleansing of the bowel when required as a preparation for certain diagnostic procedures such as colonoscopy. OSMOPREP has patent protection in Europe to May 2016.

Laboratories Mayoly-Spindler is a privately-owned pharmaceutical company that develops and markets products in the therapeutic areas of gastroenterology, rheumatology and dermatology.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them in the United States through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP™ (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. SANVAR® IR (vapreotide acetate), balsalazide tablet, encapsulated mesalamine granules and rifaximin for additional indications are under development.

In the U.S., OSMOPREP Tablets are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, patients with a history of seizures or at higher risk of seizure, patients with higher risk of cardiac arrhythmias, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets. OsmoPrep is contraindicated in patients with a known allergy or hypersensitivity to sodium phosphate salts or any of its ingredients. In clinical trials, the most commonly reported adverse reactions (reporting frequency >3%) were transient and self-limited abdominal bloating, nausea, abdominal pain, and vomiting. It is recommended that patients receiving OsmoPrep Tablets be advised to adequately hydrate before, during, and after the use of OsmoPrep.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: reliance on third parties for international sales; risks of regulatory review and clinical trials; intellectual property risks; market acceptance for approved products; competition, including from potential generic or over-the-counter products; management of rapid growth; and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.